Exhibit 5.1

Hogan Lovells US LLP 609 Main Street Suite 4200 Houston, TX 77002 T +1 713 632 1400 F +1 713 632 1401 www.hoganlovells.com

August 26, 2025

Board of Directors
Salarius Pharmaceuticals, Inc.
2450 Holcombe Blvd., Suite X
Houston, TX 77021

Ladies and Gentlemen:

We are acting as counsel to Salarius Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the issuance and sale of up to $2,600,000 of shares of common stock, par value $0.0001 per share, of the Company (the “ATM Shares”), from time to time and at various prices in an “at the market offering” pursuant to the terms of the At the Market Offering Agreement, dated February 5, 2021 (the “Agreement”), by and between the Company and Ladenburg Thalmann & Co. Inc. The offering of the ATM Shares by the Company is being made pursuant to its registration statement on Form S-3, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on August 6, 2022 and declared effective by the U.S. Securities and Exchange Commission on August 16, 2022 (as may be amended from time to time, the “Registration Statement”), including a base prospectus (the “Base Prospectus”) that forms a part thereof and a prospectus supplement dated August 22, 2025 (the “Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.
For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so
Hogan Lovells US LLP is a limited liability partnership registered in the state of Delaware. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Munich New York Northern Virginia Paris Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar. Business Service Centers: Johannesburg Louisville. Legal Services Center: Berlin. For more information see www.hoganlovells.com

Salarius Pharmaceuticals, Inc.	August 26, 2025

reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.
This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended. We express no opinion herein as to any other statutes, rules or regulations.
Based upon, subject to and limited by the foregoing, we are of the opinion that assuming such issuance does not exceed the Maximum Amount (as defined in the Agreement), following (i) issuance of the ATM Shares pursuant to the terms of the Agreement, and (ii) receipt by the Company of the consideration for the ATM Shares specified in the resolutions of the Board of Directors or a committee designated by the Board of Directors, the ATM Shares will be validly issued, fully paid, and nonassessable.
This opinion letter has been prepared for use in connection with the Registration Statement and the Prospectus relating to the offer and sale of the ATM Shares, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the date hereof.
We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.
Very truly yours,

/s/ HOGAN LOVELLS US LLP

HOGAN LOVELLS US LLP